Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS OCTOBER COMP STORE SALES DOWN 5.7%

Jerry Cook Named President, Hot Topic, Inc.

CITY of INDUSTRY, CA, November 2, 2005 — Hot Topic, Inc. (Nasdaq National Market: HOTT) today announced the following sales results for its fiscal month of October (four weeks ended October 29, 2005):

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Increase to Last Year	This Year	Last Year
October	$59.5	6%	-5.7%	-3.8%
Third Quarter	$192.8	7%	-6.2%	-4.2%
Year-to-date	$494.8	11%	-3.2%	-1.3%

Based upon the sales results, the Company expects to be at the low end of the previously issued third quarter earnings guidance range of $0.15 to $0.18 per diluted share.

The Company also announced that effective immediately Jerry Cook has assumed the responsibilities of the new position of President, Hot Topic, Inc. Jerry will oversee information technologies, distribution, legal, loss prevention, real estate, visual, store design, hottopic.com and Hot Topic store operations. Hot Topic merchandising will report directly to Chief Executive Officer, Betsy McLaughlin.

During the third quarter, ended October 29, 2005, the Company repurchased an aggregate of 445,000 shares of its Common Stock at an average cost of $14.36, which was pursuant to its Board of Directors’ authorization of the repurchase of up to an aggregate of $20,000,000 of its Common Stock. The repurchase program is expected to continue through January 28, 2006, subject to appropriate market conditions, unless extended or shortened by the Board of Directors.

For more detailed information on October sales results, please call 888-286-8010 with pass code #71179951 to listen to a recorded commentary. Additionally, a conference call to discuss third quarter results, business trends and other matters is scheduled for November 16, 2005 at 4:30 PM (ET). The conference call number is 866-825-3308, pass code is Hot Topic, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 86695266, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the Company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of October 29, 2005 the Company operated 648 Hot Topic stores in all 50 states and Puerto Rico, 114 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned recorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the Company’s SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005. Historical results achieved are not necessarily indicative of the future prospects of the Company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173